Exhibit 99.2

THIS OPTION AGREEMENT MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS OF DESCENT AND DISTRIBUTION OR PURSUANT TO A QUALIFIED DOMESTIC RELATIONS ORDER.

BSQUARE CORPORATION

2021 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into as of [DATE] (the “Date of Grant”) between BSQUARE CORPORATION, a Washington corporation (the “Company”), and [NAME] (the “Optionee”).

RECITALS:

A.    The Company has approved and adopted the 2021 Equity Incentive Plan (the “Plan”), pursuant to which the Plan Administrator is authorized to grant to employees of the Company or any Related Corporation (“Employees”) and certain other designated individuals options to purchase shares of the Company’s common stock, no par value (the “Common Stock”);

B.    The Optionee is an Employee;

C.    The options granted hereunder are intended to qualify as Non-Qualified Stock Options which are not incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”);

D.     Capitalized terms used herein and not otherwise defined shall have the definitions given to them in the Plan.

AGREEMENT:

NOW, THEREFORE, the Company hereby grants to the Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, [NUMBER OF SHARES] shares of Common Stock (the “Option”).

1.         EXERCISE PRICE.

The exercise price for the Option shall be [$0.00] per share, which is not less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

2.         VESTING SCHEDULE.

No Option shall be exercisable until it has vested. The Options shall vest over four years. 25% of the total Options provided in the Grant will vest after one year. Thereafter, 1/48th of the total Options granted will vest each month until the option grant is fully vested.

3.         TERM OF OPTIONS

All Options granted under this Agreement shall expire ten (10) years from the Date of Grant.

4.          OPTION NOT TRANSFERABLE.

The Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by the applicable laws of descent and distribution or pursuant to any qualified domestic relations order, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of any right or privilege conferred hereby contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, the Option shall thereupon terminate and become null and void.

5.         INVESTMENT INTENT.

By accepting the Option, the Optionee represents and agrees, for the Optionee and all persons who acquire rights in the Option through the Optionee, that none of the shares of Common Stock purchased upon exercise of the Option will be distributed in violation of applicable federal and state laws and regulations. If requested by the Company, the Optionee shall furnish evidence satisfactory to the Company (including a written and signed representation letter and a consent to be bound by all transfer restrictions imposed by applicable law, legend condition or otherwise) to that effect, before delivery of the purchased shares of Common Stock.

6.         TERMINATION OF OPTION.

Any vested Option granted to an Optionee shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

(a)       as designated by (x) the Board in accordance with Section 6(n) of the Plan or (y) the Committee in accordance with Section 6(d) of the Plan;

(b)       the date of the Optionee’s termination of employment or contractual relationship with the Company or any Related Corporation for cause (as determined in the sole discretion of the Committee);

(c)       the expiration of ninety (90) days from the date of the Optionee’s termination of employment or contractual relationship with the Company or any Related Corporation for any reason whatsoever other than cause, death or Disability unless the exercise period is extended by the Committee a date not later than the expiration date of the Option;

(d)       the expiration of one year from (A) the date of death of the Optionee or (B) cessation of the Optionee’s employment or contractual relationship by reason of Disability unless the exercise period is extended by the Committee until a date not later than the expiration date of the Option; or

(e)       any other event specified by the Committee at the time of grant of the Option.

If an Optionee’s employment or contractual relationship is terminated by death, any Option granted to the Optionee shall be exercisable only by the person or persons to whom such Optionee’s rights under such Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or county of the Optionee’s domicile at the time of death. The Committee shall determine whether an Optionee has incurred a Disability on the basis of medical evidence reasonably acceptable to the Committee. Upon making a determination of Disability, the Committee shall, for purposes of the Plan, determine the date of an Optionee’s termination of employment or contractual relationship.

Unless accelerated in accordance with Section 6(f) of the Plan, any unvested Option granted to an Optionee shall terminate immediately upon termination of employment of the Optionee by the Company for any reason whatsoever, including death or Disability. For purposes of the Plan, transfer of employment between or among the Company and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Company or any Related Corporation.

7.         STOCK.

In the case of any stock split, stock dividend or like change in the nature of shares granted by this Agreement, the number of shares and option price shall be proportionately adjusted as set forth in Section 6(m) of the Plan.

8.         EXERCISE OF OPTION.

Optionee shall exercise the Option through the then-current electronic trading platform and application designated by the Company for such purposes (the “Option Exercise Application”). In the event that Optionee does not or cannot use the Option Exercise Application, then each exercise of the Option shall be by means of delivery of a Notice of Election to Exercise (which may be in the form attached hereto as Exhibit A) to the Secretary of the Company at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash, or by certified or cashier’s check payable to the order of the Company, of the full exercise price for the Common Stock to be purchased. Regardless of the method of Option exercise, the Optionee agrees to pay to the Company the amount necessary for the Company to satisfy its federal, state, local and foreign withholding obligations.

9.          OPTIONEE ACKNOWLEDGMENTS.

The Optionee acknowledges that he or she has read and understands the terms of this Agreement and the Plan, and that:

(a)         The issuance of shares of Common Stock pursuant to the exercise of the Option, and any resale of the shares of Common Stock, may only be effected in compliance with applicable state and federal laws and regulations and that the Optionee may be required to execute and deliver representations and warranties to that effect prior to the exercise of any portion of the Option;

(b)         The Optionee is not entitled to any rights as a shareholder with respect to any shares of Common Stock issuable hereunder until the Optionee becomes a shareholder of record;

(c)         The shares of Common Stock subject hereto may be adjusted in the event of certain changes in the capital structure of the Company or for any other reason required or permitted by the Plan;

(d)         As a condition to the exercise of the Option, the Optionee may be required to make such arrangements as the Committee requires for the satisfaction of any federal, state or local withholding tax obligations; and

(e)         This Agreement does not constitute an employment agreement nor does it entitle the Optionee to any specific employment or to employment for a period of time and that the Optionee’s continued employment, if any, with the Company shall be at will and is subject to termination in accordance with the Company’s prevailing policies and any other agreement between the Optionee and the Company.

10.        PROFESSIONAL ADVICE. The acceptance and exercise of the Option and the sale of Common Stock issued pursuant to the exercise of the Option may have consequences under federal and state tax and securities laws which may vary depending on the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that the Optionee has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and the Optionee’s dealings with respect to the Option or the Common Stock.

11.        NOTICES. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

Company:	BSQUARE CORPORATION
1415 Western Ave.
Suite 700
Seattle, Washington 98101
Attention: Secretary

Optionee:	NAME
ADDRESS

12.        AGREEMENT SUBJECT TO PLAN. The Option and this Agreement evidencing and confirming the same are subject to the terms and conditions set forth in the Plan and in any amendments to the Plan existing now or in the future, which terms and condi‐tions are incorporated herein by reference. A copy of the Plan previously has been delivered to the Optionee. Should any conflict exist between the provisions of the Plan and those of this Agree‐ment, those of the Plan shall govern and control. This Agreement and the Plan comprise the entire understanding between the Company and the Optionee with respect to the Option and shall be construed and enforced under the laws of the State of Washington.

IN WITNESS WHEREOF, clicking the "Accept" button along with the electronic signature of the Company's representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement.

OPTIONEE	BSQUARE CORPORATION

By:
Signature	CEO or CFO

Name Typed or Printed

Exhibit A

Notice of Election to Exercise

This Notice of Election to Exercise shall constitute proper notice pursuant to Section 6(h) of the BSQUARE CORPORATION 2021 Equity Incentive Plan (the “Plan”) and Section 8 of that certain Non-Qualified Stock Option Agreement (the “Agreement”) dated as of _____________________ between BSQUARE CORPORATION (the “Company”) and the undersigned.

The undersigned hereby elects to exercise the Optionee’s option to purchase _______________ shares of the Company’s common stock, no par value, at a purchase price of $___________ per share, for aggregate consideration of $___________, on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 8 of the Agreement, accompanies this Notice.

The undersigned has executed this Notice this ____ day of ________________, ______.

Name Typed or Printed

Signature